Exhibit 99.1

News From

Buena, NJ 08310

Release Date: August 8, 2017

Contact:	Jenniffer Collins Teligent, Inc. (856) 697-4379 www.teligent.com

TELIGENT, INC. ANNOUNCES SECOND QUARTER 2017 RESULTS

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

•	Total revenues of $18.4 million in the second quarter of 2017, an increase of 7% over the same quarter in 2016.

•
Total net revenues generated from the sale of our generic topical and injectable pharmaceutical products for the second quarters of 2017 and 2016 of $15.9 million and $11.1 million, respectively, an increase of 43% over the same quarter last year.

•	Total net revenues generated from contract manufacturing services and other income for the second quarters of 2017 and 2016 of $2.5 million and $6.0 million, respectively.

•	Total net international revenues for the second quarters of 2017 and 2016 of $3.6 million and $2.8 million, respectively.

•	Gross margin for the second quarter of 2017 equaled 44% as compared to 56% in the second quarter of 2016.

•
Operating loss was $1.8 million in the second quarter of 2017, compared to operating income of $1.1 million in the same quarter in 2016. Operating income was $1.2 million for the six months ended June 30, 2017, compared to operating income of $1.9 million in 2016.

•	Our operating results in the second quarter of 2017 include $5.1 million in research and development costs, compared to $4.8 million in the same quarter in 2016.

•	Adjusted EBITDA (as defined and reconciled to GAAP) for the second quarter of 2017 and 2016 were $0.3 million and $3.0 million, respectively.

•
Adjusted loss per fully diluted share (as defined and reconciled to GAAP) for the second quarter of 2017 was $0.01, compared to adjusted income per fully diluted share (as defined and reconciled to GAAP) for the second quarter of 2016 of $0.02.

•
As a result of the fluctuation in foreign exchange rates during the second quarter of 2017, we recorded a non-cash gain in the amount of $3.8 million related to the foreign currency translation of our intercompany loans to three of our wholly-owned subsidiaries, compared to a non-cash loss in the amount of $0.6 million in the same quarter in 2016.

•
On July 21, 2017, the Company received approval from the U.S. Food and Drug Administration ("FDA") of one Abbreviated New Drug Application ("ANDA") for a topical generic prescription product, Erythromycin Topical Gel USP, 2%, for a total of three approvals in 2017.

•	In Canada, we filed four Abbreviated New Drug Submissions ("ANDSs") and received three approvals for injectable generic prescription drug products during the second quarter ended June 30, 2017.
Revised Full Year 2017 Financial Guidance

•	The Company now expects total revenue between $75 million and $85 million for the year ending December 31, 2017.

•	The Company now anticipates gross margin of 47% to 50% for the year ending December 31, 2017.

“During the second quarter, we expanded our portfolio with two product launches, and maintained a strong market presence in our existing portfolio of products,’’ said Jason Grenfell-Gardner, President and Chief Executive Officer. “In July, we received approval from the FDA for one of our ANDAs, which we plan to launch this quarter.”
Mr. Grenfell-Gardner continued, “We continue to progress on the significant expansion of our manufacturing facility in New Jersey to support our long-term commitment to executing our TICO strategy by expanding our specialty generic pharmaceutical product portfolio in the topical, injectable, complex, and ophthalmic markets. Revenue from the Teligent portfolio of injectable and topical products increased 43% over the same quarter last year. We now market nineteen products in the US generic topical market, another four products in the US hospital injectable market, and have thirty approved generic products in the Canadian market.”
“We filed two additional ANDAs in the second quarter, and after the recent approval of Erythromycin Topical Gel, we now have 34 ANDAs on file with the US FDA and based on QuintilesIMS Health data as of June 2017, the current total addressable market of these pipeline ANDAs is estimated at approximately $2.0 billion. Significantly, 89% of this total addressable market is for products filed in Generic Drug User Fee Amendments (GDUFA) Year 3 or later. For the remainder of 2017, we believe that up to 10 of our pending ANDAs could be approved, representing a total addressable market of approximately $345 million based on QuintilesIMS Health data as of June 2017,” Mr. Grenfell-Gardner concluded.

The Company will hold a conference call at 4:30 pm ET today, Tuesday, August 8, 2017 to discuss the second quarter 2017 results.

The Company invites you to listen to the call by dialing 1-866-393-8366. International participants should call 1-409-350-3154. Participants should ask to be joined into the Teligent, Inc. call.

This call is being webcast and can be accessed in the Investor Relations Section of Teligent Inc.'s website at www.teligent.com.

 About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income (loss), plus:

Depreciation expense

Amortization of intangibles

Interest expense, net

Non-cash interest expense

Provision for income taxes

Inventory step up and acquisition costs related to acquisitions

Foreign currency exchange gain/loss

Non-cash expenses, such as share-based compensation expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance.

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.  Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

The Company also presents a non-GAAP financial measure of adjusted net income (loss) and adjusted net income (loss) per diluted share, to the show the adjusted net income when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income (loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income divided by the actual or anticipated diluted share count for the applicable period.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues:
Product sales, net	$18,295	$17,025	$38,148	$32,447
Research and development services and other income	113	113	151	348
Total revenues	18,408	17,138	38,299	32,795

Costs and Expenses:
Cost of revenues	10,371	7,582	19,328	15,284
Selling, general and administrative expenses	4,706	3,712	9,005	7,119
Product development and research expenses	5,113	4,768	8,781	8,479
Total costs and expenses	20,190	16,062	37,114	30,882
Operating (loss) income	(1,782)	1,076	1,185	1,913

Other Income (Expense):
Foreign currency exchange gain (loss)	3,822	(622)	4,901	931
Interest and other expense, net	(2,936)	(3,332)	(6,068)	(6,650)
(Loss) income before income tax expense	(896)	(2,878)	18	(3,806)

Income tax expense	23	23	106	45

Net loss	$(919)	$(2,901)	$(88)	$(3,851)

Basic and diluted loss per share	$(0.02)	$(0.05)	$0.00	$(0.07)

Weighted average shares of common stock outstanding:
Basic and diluted shares	53,304,407	53,059,799	53,250,109	53,045,576

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and per share information)

	June 30,	December 31,
	2017	2016*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,216	$66,006
Accounts receivable, net	27,272	21,735
Inventories	14,437	12,708
Prepaid expenses and other receivables	3,084	2,847
Total current assets	95,009	103,296
Property, plant and equipment, net	45,072	26,215
Intangible assets, net	55,064	52,465
Goodwill	456	446
Other	784	804
Total assets	$196,385	$183,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,709	$4,614
Accrued expenses	12,019	10,349
Total current liabilities	21,728	14,963

Convertible 3.75% senior notes, net of debt discount and debt issuance costs (face of $143,750)	116,030	111,391
Deferred tax liability	219	205
Total liabilities	137,977	126,559

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized;
53,391,948 and 53,148,441 shares issued and outstanding
as of June 30, 2017 and December 31, 2016, respectively	554	551
Additional paid-in capital	104,695	102,624
Accumulated deficit	(44,991)	(44,903)
Accumulated other comprehensive loss, net of taxes	(1,850)	(1,605)
Total stockholders’ equity	58,408	56,667
Total liabilities and stockholders' equity	$196,385	$183,226

* Derived from the audited December 31, 2016 financial statements

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2017 and 2016
(in thousands)

	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net loss	$(88)	$(3,851)
Non-cash expenses	4,613	7,266
Changes in operating assets and liabilities	(5,832)	(821)

Net cash (used in) provided by operating activities	(1,307)	2,594

Net cash used in investing activities	(15,286)	(8,524)

Net cash provided by (used in) financing activities	267	(93)

Effect of exchange rate on cash and cash equivalents	536	33
Net decrease in cash and cash equivalents	(16,326)	(6,023)
Cash and cash equivalents at beginning of period	66,006	87,191

Cash and cash equivalents at end of period	$50,216	$81,201

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Gross product sales	$66,744	$44,563	$121,044	$71,386

Reduction to gross product sales:
Chargebacks and billbacks	44,090	27,059	74,105	39,404
Sales discounts and other allowances	6,766	6,411	14,615	11,698
Total reduction to gross product sales	50,856	33,470	88,720	51,102

Product sales, net	15,888	11,093	32,324	20,284

Contract manufacturing product sales	2,407	5,932	5,824	12,163

Total product sales, net	$18,295	$17,025	$38,148	$32,447

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Net loss	$(919)	$(2,901)	$(88)	$(3,851)

Depreciation	427	222	822	396
Amortization of intangibles	709	732	1,396	1,437
Interest expense, net	578	1,259	1,429	2,572
Non-cash interest expense	2,358	2,073	4,639	4,078
Provision for income taxes	23	23	106	45
EBITDA	3,176	1,408	8,304	4,677

Inventory step-up, related to acquisition	—	187	—	530
Foreign currency exchange (gain) loss	(3,822)	622	(4,901)	(931)
Non-cash stock-based compensation expense	896	756	1,739	1,509
Adjusted EBITDA	250	2,973	5,142	5,785

Product development and research expenses	5,113	4,768	8,781	8,479

Adjusted EBITDA, before Product development and research expenses	$5,363	$7,741	$13,923	$14,264

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET INCOME (LOSS)
(in thousands, except share and per share information)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Net loss	$(919)	$(2,901)	$(88)	$(3,851)

Non-cash interest expense	2,358	2,073	4,639	4,078
Provision for income taxes	23	23	106	45
Amortization of intangibles	709	732	1,396	1,437
Inventory step-up, related to acquisition	—	187	—	530
Foreign currency exchange (gain) loss	(3,822)	622	(4,901)	(931)
Non-cash stock-based compensation expense	896	756	1,739	1,509
Adjusted net (loss) income	$(755)	$1,492	$2,891	$2,817

Non-GAAP adjusted net (loss) income per diluted share	$(0.01)	$0.02	$0.05	$0.04